CODE OF ETHICS

Adopted January 1, 2002
Revised August 29, 2007

CODE OF ETHICS

Effective August 29, 2007

		PAGE

I.	DEFINITIONS	3-5

II.	FIDUCIARY DUTIES	5

III.	PROHIBITED ACTIVITIES	5-6

IV.	ACTIVITIES THAT REQUIRE SPECIAL AUTHORIZATION	7

V.	INSIDER TRADING	7-8

VI.	PROCEDURES TO IMPLEMENT CODE OF ETHICS	9-16

VII.	APPENDIX I	17

VIII.	ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE	18

CODE OF ETHICS

August 29, 2007

This Code of Ethics is based on the principle that every trustee, director, officer and employee of Johnson Investment Counsel, Inc., Johnson Mutual Funds Trust, Johnson Trust Company and Johnson Financial, Inc. (the “Johnson Companies”) or any investment adviser to the Johnson Companies should place the interests of the clients of the Johnson Companies before his or her own personal interests at all times. Each trustee, director, officer, and employee should avoid any actual or potential conflicts of interest with the Johnson Companies in all personal Securities transactions. Each trustee, director, officer, and employee must annually sign an Acknowledgement of Receipt and Compliance form and should comply with the provisions of the Code of Ethics in all his or her personal Securities transactions.

I.	DEFINITIONS

A.	“Access person” means any director, trustee, officer, employee, or advisory person (as defined below) of any of the Johnson Companies.

B.	“Act” means the Investment Company Act of 1940, as amended.

C.	“Advisory person” means:

1.
any employee of any of the Johnson Companies who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding a purchase or sale of a Security by any of the Johnson Companies; or

2.	any employee of any of the Johnson Companies whose functions relate to the making of any recommendations with respect to the purchase or sale of a Security by any of the Johnson Companies; or

3.
any natural person in a control relationship to any of the Johnson Companies who obtains information concerning recommendations with regard to the purchase or sale of a Security by any of the Johnson Companies.

D.
“Beneficial ownership” will be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. For purposes of this Code, “beneficial ownership” includes, but is not limited to, Securities held by members of a person’s immediate family sharing the same household and Securities over which a person has discretionary authority outside of his ordinary course of business.

E.	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting Securities of the company shall be presumed to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this Code of Ethics. Any such presumption may be rebutted by evidence, in accordance with Section 2(a)(9) of the Act.

F.	“Employee” means any person employed by any of the Johnson Companies.

G.	“Disinterested trustees” means trustees of Johnson Mutual Funds Trust who are not employees of any of the Johnson Companies and who are not advisory persons as defined above.

H.	“Disinterested directors” means directors of Johnson Trust Company or Johnson Financial, Inc. who are not advisory persons as defined above.

I.	“Fund” means any series of shares of Johnson Mutual Funds Trust.

J.
“Insider” means the officers, directors, and employees of a company, although the concept of an “insider” is broad. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, any of the Johnson Companies may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

K.
“Material information” means information for which there is a substantial likelihood that a responsible investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments. Trading on insider information is not a basis for liability unless the information is material.

L.
“Non-public information” means information that has not been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the United States Securities and Exchange Commission (“SEC”), or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation, would be considered public.

M.
“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participating in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as “Security”, or any certificate of interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing, except that the term “Security” shall not include transactions and holdings in direct obligations of the Government of the United States; money market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments; shares of money market funds; transactions and holdings in shares of other types of mutual funds, unless the adviser or control affiliate acts as the investment adviser or principal underwriter for the fund; and transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

N.	“Management Team” means the senior leadership team of the Johnson Companies.

O.	“Trading Compliance Committee” means a committee selected to review trading related compliance policies and procedures.

II.	FIDUCIARY DUTIES

All employees of any of the Johnson Companies:

A.
shall comply with all applicable laws, rules, and regulations of any government, government agency, and regulatory organization governing his or her professional, financial, or business activities, as well as with this Code of Ethics;

B.
shall preserve the confidentiality of all information communicated by the client and all information regarding the client that is obtained as a result of the fiduciary duty as an employee of any of the Johnson Companies as it concerns matters within the scope of the confidential relationship, unless the information concerns illegal activities on the part of the client; and

C.	shall use particular care and good judgment to achieve and maintain independence and objectivity when dealing with issuers of Securities and persons that do business with any of the Johnson Companies.

III.	PROHIBITED ACTIVITIES

Each Access Person of any of the Johnson Companies:

A.
shall not commit a criminal act that upon conviction materially reflects adversely on his honesty, trustworthiness, or fitness as a financial analyst, professional, or employee of any of the Johnson Companies;

B.	shall not employ any device, scheme or artifice to defraud any of the Johnson Companies;

C.
shall not make to any of the Johnson Companies any untrue statement of a material fact or omit to state to any of the Johnson Companies a material fact that would cause a statement to be misleading, or make to any of the Johnson Companies any misleading statement;

D.	shall not engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any of the Johnson Companies;

E.	shall not engage in any manipulative practice with respect to any of the Johnson Companies;

F.
shall not knowingly participate in, or assist in, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing his or her professional, financial, or business activities;

G.
shall not accept any gifts greater than $250 annually from any person that does business with any of the Johnson Companies in order to preserve the Access Person’s objectivity with regards to the business relationship;

H.	shall not trade while in possession of, nor communicate, material non-public information in breach of fiduciary duty (refer to Section V on Insider Trading);

I.
shall not, when presenting material to his employer, associates, customers, clients, or the general public, copy or use in substantially the same form, material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material, but may, however, use without acknowledgment factual information published by recognized financial and statistical reporting services or similar sources;

J.
shall not make any statements, orally or in writing, which misrepresent the services that the employee or his or her firm is capable of performing for the client, the qualifications of such employee or his or her firm, the expected performance of any particular investment, the historic performance of Johnson Investment Counsel, Inc. or Johnson Mutual Funds Trust or of a particular Fund or account, nor the performance that Johnson Investment Counsel, Inc. or Johnson Mutual Funds Trust can reasonably be expected to achieve;

K.
shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except communication of accurate information as to the terms of the investment instrument and the issuer’s obligations under the instrument; and

L.
shall not undertake independent practice which could result in compensation or other benefit in competition with his employer unless he has received written consent from both his employer and the person for whom he undertakes independent employment.

The provisions of Sections III(G), III(I), III(K) and III(L) shall not apply to disinterested trustees and disinterested directors (“disinterested trustees/directors”)

IV.	ACTIVITIES THAT REQUIRE SPECIAL AUTHORIZATION

All Access Persons are required to gain prior approval in writing from the Chief Compliance Officer regarding:

A.
service on a Board of Directors or Board of Trustees of a publicly traded company. Those serving on a Board of a company whose stock any of the Johnson Companies or any clients of any of the Johnson Companies holds or intends to hold are isolated from making investment decisions as to that company;

B.
investments in initial public offerings (“IPO”). An investment by an Access Person in an unrestricted, equity IPO that is available to clients is prohibited due to the limited availability of shares and potential conflict with Funds or Johnson Investment Counsel’s managed accounts that also may wish to acquire the shares. If the Chief Compliance Officer approves an investment in an IPO, the Chief Compliance Officer shall maintain a record of the approval and the reasons supporting the approval;

C.
investments in private placements. All Access Persons must disclose holdings in private placements before any of the Johnson Companies makes subsequent transactions in the Security for itself or any of its clients. If the Chief Compliance Officer approves an investment in a private placement, the Chief Compliance Officer shall maintain a record of the approval and the reasons supporting the approval; and

D.
participation in investment clubs. Employees that are members of investment clubs must follow certain rules pertaining to their participation in these clubs, as required by the SEC. Employees need to know which Securities Johnson Investment Counsel, Inc. is monitoring for purchase or sale and to abstain from “voting” on those particular Securities without offering any additional information.

The provisions of this Section IV shall not apply to disinterested trustees/directors.

V.	INSIDER TRADING

A.
Policy Statement on Insider Trading - The Johnson Companies forbid any Access Person from trading, either personally or on behalf of others (such as Funds and private accounts managed by Johnson Investment Counsel, Inc.) on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading”. This policy applies to all Access Persons and extends to activities within and outside their duties at any of the Johnson Companies. Disinterested trustees/directors must also consider insider trading issues when conducting personal trades.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in Securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	trading by an insider, while in possession of material non-public information; or

2.
trading by a non-insider, while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.	communicating material non-public information to others.

B.
Identifying Insider Information - Before trading for yourself or others, including investment companies or private accounts managed by Johnson Investment Counsel, Inc., on any Securities information, ask yourself the following questions:

1.
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?

2.
Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public or if you have questions as to whether the information is material and non-public, you should take the following steps:

1.	Report the matter immediately to the Chief Compliance Officer.

2.	Do not purchase or sell the Securities on behalf of yourself or others, including investment companies or private accounts managed by Johnson Investment Counsel, Inc.

3.
Do not communicate the information to anyone inside or outside any of the Johnson Companies, other than to the Chief Compliance Officer. In addition, care should be taken so that such information should be sealed; access to computer files containing material non-public information should be restricted.

4.
After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Management Team of Johnson Investment Counsel, Inc. before trading or communicating the information to anyone.

VI.	PROCEDURES TO IMPLEMENT CODE OF ETHICS

The following procedures have been established to aid the officers, directors, trustees, and employees of the Johnson Companies in preventing, detecting, and imposing sanctions against insider trading and other prohibited activities. Every officer, director, trustee and employee of any of the Johnson Companies must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

A.	Personal Securities Trading - Each Access Persons shall be subject to the following procedures for Securities trading:

1.
As to any account as to which the Access Person has beneficial ownership, refer to the “Restricted List” folder (see explanation below) under “All Public Folders” in Microsoft Outlook to determine if a Security may be traded on that day. The Restricted List applies to both purchases and sales. The “exempted transactions” described in Section VI(A)(4) are not restricted and do not require preclearance.

2.
Pre-clear the trade by sending an e-mail to the Equity Trader. The “exempted transactions” described in Section VI(A)(4) do not require preclearance. This e-mail must include the ticker. A reply from the Equity Trader will be proper authorization to trade (transactions done directly with the issuer of the Security and/or dividend reinvestment purchases do not need pre-clearance). Note: Authorizations are only valid for one day. An Access Person must send a new e-mail each time he or she re-enters the order. If the Access Person chooses to enter a “good ‘til cancelled” order, the Access Person must pre-clear the trade with the equity trader each day to make sure he or she still has authorization to trade on that particular day.

3.	Restricted List - For purposes of this Section VI(A), the “Restricted List” is a list prohibiting personal trading in Securities including but not limited to the following:

a.	Any Security being actively considered by the Investment Team for purchase in the model portfolio or Johnson Mutual Funds until after every client has had the opportunity to purchase the Security.

b.	Any model portfolio or Johnson Mutual Funds Security being actively considered by the Investment Team for sale until after every client has had the opportunity to sell the Security.

c.	Any Security for which Trading has an active order which, based on the discretion of the Equity Trader, could have a market-moving impact.

d.	Any unrestricted, equity Initial Public Offering (IPO) that is available to clients.

e.	Any Security of which any of the Johnson Companies or an Access Person has received material, non-public information.

f.	Any Security where an Access Person trade could conflict with the fiduciary duties of Johnson Investment Counsel, Inc. to its clients.

4.	Exempted Transactions - The provisions of this Section VI(A) do not apply to the following transactions:

De Minimis Transactions

a.	Purchases or sales of Securities where the total transaction does not exceed $2,500 in a 48 hour period.

b.	Purchases or sales of Securities involving less than 2,000 shares of a Security included in the Standard & Poor’s 500 Index.

c.
Purchases or sales of Securities involving less than 2,000 shares of a Security of a company with a market capitalization in excess of $2 billion and average daily trading volume in excess of 100,000 shares.

d.	Purchases or sales of option contracts involving less than twenty (20) contracts on a Security included in the Standard & Poor’s 500 Index.

e.
Purchases or sales of option contracts involving less than twenty (20) contracts on a Security of a company with a market capitalization in excess of $2 billion and average daily trading volume in excess of 100,000 shares.

Exempt Mutual Funds

f.
Except for non-exempt mutual funds described in the next paragraph, any purchase or sale of a Security issued by any registered open-end investment company is exempt from the pre-clearance and prohibited transaction provisions of this Code.

Closed end funds, unit investment trust interests, and exchange traded funds (ETF’s) are not exempt from the pre-clearance and other reporting provisions of this Code. Also, any mutual fund that is advised or sub-advised by the Johnson Companies, and any fund where the adviser or principal underwriter is an entity under common control with the Johnson Companies are not exempt from the pre-clearance and prohibited transaction provisions of this Code. Please see Appendix I for the current list of non-exempt mutual funds. Note that Appendix I is subject to amendment from time to time.

No Knowledge

g.
Securities transactions where the Access Person has no knowledge of the transaction before it is completed (for example, Securities transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades made in a managed account, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed.)

Certain Corporate Actions

h.
Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

Systematic Investment Plans

i.
Any acquisition of a Security pursuant to a systematic investment plan that has previously been approved pursuant to this Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, pre-determined basis without affirmative action by the Access Person. DRIP plans fall into this category. Systematic purchases of any fund that is advised or subadvised by the Johnson Companies need not be precleared (i.e. profit sharing contribution, 401-k contribution, payroll deduction).

Rights

j.
Purchase of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, or sales of such rights.

Miscellaneous

k.
Any transaction in the following: direct obligations of the Government of the United States; money market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments; shares of money market funds; shares of other types of mutual funds, unless the adviser or control affiliate acts as the investment adviser or principal underwriter for the fund; units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and other Securities as may from time to time be designated in writing by the Chief Compliance officer on the ground that the risk of abuse is minimal or non-existent .

l.	Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control.

The provisions of this Section VI(A) shall not apply to disinterested trustees/directors.

B.	Reporting -

1.
Duplicate Statements and Confirms - An Access Person must arrange for the Chief Compliance Officer or his designee to receive directly from any broker, dealer or bank that effects a Securities transaction in which the Access Person has or acquires a beneficial interest, duplicate copies of each confirmation for each such transaction and periodic statements for each account in which such Access Person has a beneficial interest.

2.
Quarterly Reports - Each Access Person shall submit to the Chief Compliance Officer or his designee a quarterly report of every transaction during the quarter in a reportable Security in which he or she has any direct or indirect beneficial ownership as described in Section I (D). In addition to reporting trades, the form must include information detailing the name of the bank or broker dealer, account number and date for any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person. Said report shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected. An Access Person need not make such a report with respect to transactions effected for any account over which he or she does not have any direct or indirect influence or control.

At a minimum a quarterly transaction report must include the following information: the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable Security involved; the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition); the price of the Security at which the transaction was effected; the name of the broker, dealer, or bank with or through which the transaction was effected; and the date the Access Person submits the report.

In addition, an Access Person does not have to make a quarterly transaction report for a calendar quarter if:

•
the report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer or his designee no later than 30 days after the end of the calendar quarter and

•	all of the required information is contained in the broker trade confirmations or account statements.

If broker trade confirmations do not contain all of the required information, the Access Person must include the missing information in the quarterly transaction report. If an Access Person does not make a quarterly transaction report because of this exception, the Access Person must submit a written and signed statement to that effect to the Chief Compliance Officer or his designee no later than 30 days after the end of the calendar quarter.

3.
Initial and Annual Holdings Reports - New Access Persons shall submit to the Chief Compliance Officer or his designee, no later than ten (10) days after the person becomes an Access Person, a report of his or her personal Security holdings in which the Access Person has direct or indirect beneficial ownership as described in Section I (D). The report shall also include information regarding any account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person. The initial holdings report must be current as of a date not more than 45 days prior to the date the person became an Access Person.

Existing employees are required to provide an annual holdings report on or before February 14th of each year. The report shall be current as of December 31st, which is a date no more than 45 days prior to the final date the report is due to be submitted.

Initial and annual holdings reports must include the following information; the title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable Security in which the Access Person has any direct or indirect beneficial ownership; the name of any broker, dealer, or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and the date the Access Person submits the report.

An Access Person does not have to make an annual holdings report if:

•	the report would duplicate information contained in account statements received by the Chief Compliance Officer or his designee no later than 45 days after year end and

•	all of the required information is contained in the account statements.

If account statements do not contain all of the required information, the Access Person must include the missing information in the annual holdings report. If an Access Person does not make an annual holdings report because of this exception, the Access Person must submit a written and signed statement to that effect to the Chief Compliance Officer or his designee no later than 45 days after year end.

4.	Reports of Compliance Officer - The Chief Compliance Officer and his Personal Trade Compliance designee shall report their trades to the Personal Trade Compliance Committee for review.

5.
Reports of Disinterested Trustees/Directors - Notwithstanding the provisions of Section VI(B)(1), a disinterested trustee/director must report a transaction in a Security only if he or she knew at the time of the transaction (or, in the ordinary course of fulfilling his or her official duties as a trustee/director, he or she should have known at the time of the transaction) that the Security was purchased or sold or was being considered for purchase or sale by any Fund during the fifteen day period immediately preceding or following the date of the trustee’s/director’s transaction. A disinterested trustee/director need not make any Initial Holdings Report under Section IV(B)(2) or Annual Holdings Report under Section IV(B)(3).

C.	Administration -

1.
Review of Personal Securities Trading Reports - The reports submitted by Access Persons shall be reviewed by the Trading Compliance Committee on behalf of the applicable Johnson Companies in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated there under has occurred. These reviews may include but not necessarily be limited to the following:

•	An assessment of whether the Access Person followed the required internal procedures, such as pre-clearance;

•	Comparison of personal trading to any restricted lists;

•
An assessment of whether the Access Person is trading for his or her own account in the same Securities he or she is trading for clients, and if so, whether the clients are receiving terms as favorable as the Access Person takes for himself or herself;

•	Periodically analyzing the Access Person’s trading for patterns that may indicate abuse, including market timing; and

•
An investigation of any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

The Trading Compliance Committee shall report any such material violations to the Management Team and to the applicable Boards of Trustees/Directors.

2.
Sanctions - The Chief Operations Officer and/or the applicable Boards of Trustees/Directors may impose sanctions deemed appropriate upon any person who has materially violated the Code of Ethics or engaged in a course of conduct that, although in technical compliance with the Code of Ethics, is part of a plan or scheme to evade the provisions of the Code of Ethics. Generally, the Adviser’s guidelines for violations occurring over a calendar year will be as follows:

a.	1st Violation:

•	Verbal warning; and

•	a meeting with the Chief Compliance Officer to discuss and re-sign the code

b.	2nd Violation(within 12 months of the first violation):

•	A fine of half a percent of base salary up to $500

•	a meeting with the Trade Compliance Committee to discuss and re-sign the code

c.	Third Violation (within 12 months of the second violation):

•	A fine of one percent of base salary up to $1,000

•	a meeting with the Management Team to discuss and re-sign the code

•	Prohibition from trading personally for six months except to close out current positions

In addition to any other sanctions that may be imposed, the Trade Compliance Committee may require a person who has committed a trading-related violation to reverse the trade in question and forfeit any profit or absorb any loss from the trade.

The Management Team, in its sole discretion, may impose the following sanctions for repeated failures of an Access Person to submit the quarterly information or the annual information in a timely manner: a daily fine ranging from $10 per day to $500 per day for each day such Access Person has failed to submit such quarterly information or annual information. The amount of such daily fine is to be established at the sole discretion of the Management Team, upon its consideration of the relevant factors, including, without limitation, the following:

i.	The timeliness or tardiness of Access Person’s past submissions;

ii.	The seniority of the Access Person;

iii.	The base salary and total income level of the Access Person;

iv.	Any extenuating facts and circumstances

Depending on the severity of the trading-related violation or in the event of a non-trading violation of this Code, sanctions imposed may also include, but shall not be limited to any or a combination of any of the following:

i.	A letter of caution or warning;

ii.	Suspension of personal trading rights;

iii.	Reduction in salary;

iv.	Suspension of employment (with or without compensation);

v.	Termination of employment for cause;

vi.	Referral to the Securities and Exchange Commission

Failure to abide by the requirement of the Personal Trade Committee or the Management Team to reverse a trade or to observe any of the other sanctions imposed may result in the imposition of additional sanctions. If the conduct of any members of the Personal Trade Compliance Committee or Management Team is under review, the remaining members of the Committee or team may designate a substitute member to consider the conduct of the person in question.

3.
Annual Report - Annually, the Chief Compliance Officer will submit a report to the Board of Trustees/Directors of the Johnson Companies. The report will describe any material issues arising under the Code of Ethics since the last report, including, but not limited to, material violations of the Code of Ethics and sanctions imposed. The report will also certify that procedures have been adopted and followed to prevent Access Persons from violating the Code of Ethics.

4.
“Whistleblower” Provision - If you become aware of a violation of the Code, the apparent or suspected violation must be reported promptly to the Chief Compliance Officer. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may be submitted anonymously should you wish. In addition, should the Chief Compliance Officer be involved in the violation or unreachable, you may report the violation to another member of the Management Team. Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Appendix I

Non-Exempt Mutual Funds

Public Funds

•	Johnson Equity Income Fund

•	Johnson Growth Fund

•	Johnson Dynamic Growth Fund

•	Johnson Disciplined Large-Cap Fund

•	Johnson Disciplined Mid-Cap Fund

•	Johnson Disciplined Small-Cap Fund

•	Johnson Realty Fund

•	Johnson Fixed Income Fund

•	Johnson Municipal Income Fund

Institutional Funds

•	Johnson Enhanced Return Fund

•	Johnson Institutional Bond Fund I

•	Johnson Institutional Bond Fund II

•	Johnson Institutional Bond Fund III

This Appendix I is subject to change. Please contact the Chief Compliance Officer to ensure you have the correct version.

CODE OF ETHICS

Effective August 29, 2007

VII.	ACKNOWLEDGMENT OF RECEIPT AND COMPLIANCE

I have read and understand the Code of Ethics for Johnson Investment Counsel, Inc., Johnson Mutual Funds Trust, Johnson Trust Company, and Johnson Financial, Inc., as documented on the preceding ____ pages, and will comply in all respects with such policies and procedures.

Signature	Date

Name (Printed)